     As filed with the Securities and Exchange Commission on April 6, 1999

                                                Registration No. 333-___________

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON D.C. 20549
                ________________________________________________
                                    FORM S-8
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                ________________________________________________
                      ADELPHIA COMMUNICATIONS CORPORATION

           Delaware                         4841                 23-2417713
  (State or jurisdiction of     (Primary Standard Industrial  (I.R.S. Employer
incorporation or organization)  Classification Code Number)  Identification No.)

                              Main at Water Street
                        Coudersport, Pennsylvania 16915
                    (Address of principal executive offices)
                  ___________________________________________
                      ADELPHIA COMMUNICATIONS CORPORATION
                   1998 LONG-TERM INCENTIVE COMPENSATION PLAN
                            (Full title of the plan)
                  ___________________________________________

       Colin H. Higgin, Esquire                                  Copies of communications to:
        Deputy General Counsel                                Carl E. Rothenberger, Jr., Esquire
  Adelphia Communications Corporation                      Buchanan Ingersoll Professional Corporation
         Main at Water Street                                          One Oxford Centre
    Coudersport, Pennsylvania 16915                              301 Grant Street, 21st Floor
(Name and address of agent for service)                            Pittsburgh, PA 15219-1410
            (814) 274-9830                                              (412) 562-8826
(Telephone number of agent for service)

===================================================================================================================================
                                                       CALCULATION OF REGISTRATION FEE
===================================================================================================================================
                                                                Proposed Maximum         Proposed Maximum
                                         Amount to Be          Offering Price Per       Aggregate Offering           Amount of
Title of Securities to Be Registered     Registered(1)              Share(2)                  Price              Registration Fee(3)

------------------------------------------------------------------------------------------------------------------------------------

Class A Common Stock                        3,500,000                $61.50                $215,250,000              $59,839.50
(par value $.01 per share)
------------------------------------------------------------------------------------------------------------------------------------

Total                                       3,500,000                $61.50                $215,250,000              $59,839.50
------------------------------------------------------------------------------------------------------------------------------------

(1) The provisions of Rule 416 of the Securities Act of 1933, as amended (the "Securities Act") shall apply to the number of shares registered on this Registration Statement and shall automatically increase or decrease as a result of stock splits, stock dividends or similar transactions.

(2) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(h) of the Securities Act. In accordance with Rule 457(h) of the Securities Act, such price is the average of the high and low sale prices for the Common Stock as quoted on the Nasdaq National Market on March 29, 1999.

(3) Calculated pursuant to Section 6(B) of the Securities Act.

3,500,000 shares
ADELPHIA COMMUNICATIONS CORPORATION
Class A common stock


The stockholders of Adelphia            preferential rights with respect to
Communications Corporation as           cash dividends and distributions upon
described in the caption "Selling       the liquidation of Adelphia.  Holders
Stockholders" on page 15 of this        of Class B common stock are entitled
prospectus are offering and selling     to greater voting rights than the
up to 3,500,000 shares of Adelphia's    holders of Class A common stock;
Class A common stock under this         however, the holders of Class A
prospectus.                             common stock, voting as a separate
                                        class, are entitled to elect one of
The Class A common stock is listed on   Adelphia's directors.
the Nasdaq National Market.  The
Class A common stock's ticker symbol    You should carefully review "Risk
is "ADLAC."  On April 1, 1999, the      Factors" beginning on page 6 for a
closing sale price on the Nasdaq        discussion of things you should
National Market of a single share of    consider when investing in Class A
the Class A common stock was $63.25.    common stock.

Our common stock also includes Class    Neither the SEC nor any state
B common stock.  The rights of          securities commission has approved or
holders of the Class A common stock     disapproved of these securities or
and Class B common stock differ with    passed upon the adequacy or accuracy
respect to certain aspects of           of this prospectus.  Any
dividends, liquidations and voting.     representation to the contrary is a
The Class A common stock has            criminal offense.


                 The date of this prospectus is April 6, 1999.

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Adelphia...................................................................   4
Risk Factors...............................................................   6
Dilution...................................................................  15
Selling Stockholders.......................................................  15
Use of Proceeds............................................................  15
Plan of Distribution.......................................................  15
Where You Can Find More Information........................................  16
Indemnification............................................................  19
Experts....................................................................  19

                                     ADELPHIA

  Adelphia is a leader in the telecommunications industry with cable television and local telephone operations. Our operations consist of providing telecommunications services primarily over our networks, which are commonly referred to as broadband networks because they transmit large quantities of voice, video and data by way of digital or analog signals. As of December 31, 1998, we owned or managed cable television systems with broadband networks that passed in front of 3,252,830 homes and served 2,304,325 basic subscribers. John
J. Rigas, the Chairman, President, Chief Executive Officer and founder of Adelphia, has owned and operated cable television systems since 1952.

  We own cable systems in twelve states which are organized into seven regional clusters: Western New York, Virginia, Western Pennsylvania, New England, Eastern Pennsylvania, Ohio and New Jersey. These systems are located primarily in suburban areas of large and medium-sized cities within the 50 largest television markets. As of December 31, 1998, the broadband networks for these systems passed in front of 2,131,978 homes and served 1,528,307 basic subscribers.

  We also provide management and consulting services to other partnerships and corporations engaged in the ownership and operation of cable television systems. John J. Rigas and members of his immediate family, including entities they own or control, have substantial ownership interests in these partnerships and corporations. As of December 31, 1998, the broadband networks for cable systems owned by these Rigas family partnerships and corporations passed in front of 177,250 homes and served 134,443 basic subscribers.

  We also own a 50% voting interest and nonvoting preferred limited partnership interests in Olympus Communications, L.P. Olympus is a joint venture limited partnership that operates a large cable system in Florida. As of December
31, 1998, the broadband networks for this system passed in front of 943,602 homes and served 641,575 basic subscribers.

  Through our subsidiary, Hyperion Telecommunications, Inc., we own and operate a large competitive local exchange carrier in the eastern United States. This means that Hyperion provides its customers with alternatives to the incumbent local telephone company for local telephone and telecommunications services. Hyperion's telephone operations are referred to as being facilities based, which means it generally owns the local telecommunications networks and facilities it uses to deliver these services, rather than leasing or renting the use of another party's networks to do so. As of December 31, 1998, Hyperion managed and operated 22 telecommunications networks, including two under construction, serving 46 markets. Hyperion's Class A common stock is listed on the Nasdaq National Market under the symbol "HYPT."

  Our executive offices are located at Main at Water Street, Coudersport, Pennsylvania 16915, and our telephone number is (814) 274-9830.

Recent Developments

  On March 5, 1999, Adelphia announced that it had entered into a definitive agreement to acquire Century Communications Corporation by merger. Under the agreement, Adelphia would acquire 100% of the outstanding common stock of Century for an aggregate of approximately $826,000,000 in cash, 48,700,000 shares of Class A common stock and the assumption of approximately $1,600,000,000 of debt. This transaction is subject to shareholder approval by Century and Adelphia and other customary closing conditions. As of March 5, 1999, Century had approximately 1,600,000 basic subscribers after giving effect to Century's pending joint venture with Tele-Communications, Inc.

  On March 2, 1999, Hyperion issued $300,000,000 of 12% Senior Subordinated Notes due 2007. An entity controlled by members of the Rigas family purchased $100,000,000 of the $300,000,000 of Senior Subordinated Notes directly from Hyperion at a price equal to the aggregate principal amount less the discount to the initial purchasers. The net proceeds of approximately $292,000,000 will be used to fund Hyperion's acquisition of interests held by local partners in certain of its networks, for capital expenditures and investments in its networks, for working capital purposes and for general corporate purposes.

  On February 23, 1999, Adelphia announced that it had entered into a definitive agreement to acquire FrontierVision Partners, L.P. for approximately $2,100,000,000. Under that agreement Adelphia would acquire 100% of FrontierVision in exchange for approximately $550,000,000 in cash, 7,000,000 shares of Adelphia Class A common stock and the assumption of approximately $1,110,000,000 of debt. The transaction is subject to customary closing conditions. As of February 23, 1999, FrontierVision had approximately 702,000 basic subscribers.

  On January 29, 1999, Adelphia purchased from Telesat Cablevision, Inc., a subsidiary of FPL Group, Inc., shares of Adelphia's stock owned by Telesat. Adelphia purchased 1,091,524 shares of Class A common stock and the 20,000 shares of Series C Cumulative Convertible preferred stock which are convertible into an additional 2,358,490 shares of Class A common stock. These shares represent 3,450,014 shares of common stock on a fully converted basis. Adelphia and Telesat also agreed to a redemption of Telesat's interests in Olympus by July 11, 1999. The redemption transaction is subject to applicable approvals of third parties or governmental authorities. The aggregate purchase price for these transactions will be approximately $257,200,000.

  On January 21, 1999, Adelphia acquired Verto Communications, Inc. Verto provided cable television services to approximately 56,000 subscribers in the greater Scranton, Pennsylvania area at the date of acquisition. In connection with the Verto acquisition, Adelphia issued 2,561,024 shares of its Class A common stock to the former owners of Verto.

  On January 14, 1999, Adelphia completed offerings totaling 8,600,000 shares of its Class A common stock. In those offerings, Adelphia sold 4,600,000 newly issued shares of Class A common stock to Goldman, Sachs & Co. at $43.25 per share and it also sold 4,000,000 shares of its Class A common stock at $43.25 per share to a Rigas family partnership. Adelphia used the proceeds of about $372,000,000 from these offerings to repay subsidiary bank debt, which may be reborrowed and used for general corporate purposes.

  On January 13, 1999, Adelphia completed offerings of $100,000,000 of 7 1/2% Senior Notes due 2004 and $300,000,000 of 7 3/4% Senior Notes due 2009. Net proceeds from these offerings, after deducting offering expenses, were approximately $393,700,000. Of this amount, Adelphia used approximately $160,000,000 to redeem a portion of its 9 1/2% Senior Pay-In-Kind Notes due 2004. Adelphia used the remainder to repay borrowings under revolving credit facilities of its subsidiaries which may be reborrowed and used for general corporate purposes. The terms of these notes are similar to those of Adelphia's existing publicly held senior debt.

  On December 30, 1998, Adelphia's 66.7% owned joint venture limited partnership with Tele-Communications, Inc., which has operations in the Western New York region, completed a $700,000,000, eight and one-half year credit facility. The credit facility consists of a $350,000,000 reducing revolving credit portion and a $350,000,000 term loan portion. The partnership used proceeds from initial borrowings to repay indebtedness owed to Adelphia.

                                  RISK FACTORS

   Before you invest in Adelphia's Class A common stock, you should be aware that there are various risks, including those described below. You should consider carefully these risk factors together with all of the other information included in this prospectus before you decide to purchase any shares of Adelphia's Class A common stock.

High Level Of                Adelphia has a substantial amount of debt.  We borrowed this money to
Indebtedness              purchase and to expand our cable systems and other operations and, to a
-------------             lesser extent, for investments and loans to our affiliates.  At December
As of December 31,        31, 1998, our indebtedness totaled approximately $3,527,452,000.  This
1998, we owe              included approximately:
approximately $3.5        .  $1,810,212,000 of Adelphia Parent Company public debt.  When we use
billion.  Our high           the term "Adelphia Parent Company" in this prospectus, we are referring
level of                     only to Adelphia Communications Corporation as a parent holding company
indebtedness can             entity, and not to its subsidiaries;
have important            .  $1,246,456,000 of debt owed by our subsidiaries to banks, other
adverse consequences         financial institutions and other persons; and
to us and to you.         .  $470,784,000 of public debt owed by Hyperion.


Debt service consumes a      Our high level of indebtedness can have important adverse consequences to
substantial portion of    us and to you.  It requires that we spend a substantial portion of the
the cash we generate.     cash we get from our business to repay the principal and interest on
This could affect our     these debts.  Otherwise, we could use these funds for general corporate
ability to invest in      purposes or for capital improvements.  Our ability to obtain new loans
our business in the       for working capital, capital expenditures, acquisitions or capital
future as well as to      improvements may be limited by our current level of debt.  In addition,
react to changes in       having such a high level of debt could limit our ability to react to
our industry or           changes in our industry and to economic conditions generally.  In
economic downturns.       addition to our debt, at December 31, 1998, the Adelphia Parent Company also had approximately $148,191,000 and Hyperion had approximately
                          $228,674,000 of redeemable exchangeable preferred stock which contain payment obligations that are similar to our debt obligations in these respects.  Olympus also has a substantial amount of debt.

Approximately 32% of         Our debt comes due at various times up to the year 2009, including an
this debt must be paid    aggregate of approximately $1,126,169,000 which, as of December 31, 1998,
by April 1, 2003 and      we must pay by April 1, 2003.
all of it must be paid
by 2009.

Our Business Requires        Our business requires substantial additional financing on a continuing
Substantial Additional    basis for capital expenditures and other purposes including:
Financing And If We Do    .  constructing and upgrading our plant and networks--some of these
Not Obtain That              upgrades we must make to comply with the requirements of local cable
Financing We May Not         franchise authorities,
Be Able To Upgrade Our    .  offering new services,
Plant, Offer Services,    .  scheduled principal and interest payments,
Make Payments When Due    .  refinancing existing debt, and
Or Refinance Existing     .  acquisitions and investments.
Debt
----------------------

                             There can be no guarantee that we will be able to issue additional debt or sell stock or other additional equity on satisfactory terms, or at all, to meet our future financing needs.

We Have Had Large            The Total Convertible Preferred Stock, Common Stock and Other
Losses And Negative       Stockholders' Equity (Deficiency) at December 31, 1998 was a deficit of
Stockholders' Equity      approximately $1,021,746,000.  Our continuing net losses, which are
And We Expect This To     mainly due to our high levels of depreciation and amortization and
Continue                  interest expense, have created this deficiency.  Our recent net losses
---------------------     applicable to our common stockholders were approximately as follows for the periods specified:
                          .  fiscal year ended March 31, 1996 - $119,894,000;
                          .  fiscal year ended March 31, 1997 - $130,642,000;
                          .  fiscal year ended March 31, 1998 - $192,729,000; and
                          .  nine months ended December 31, 1998 - $135,848,000.

                             We expect to continue to incur large net losses for the next several years.

Our earnings have been       Our earnings could not pay for our combined fixed charges and preferred
insufficient to pay       stock dividends during these periods by the amounts set forth in the
for our fixed charges     table below, although combined fixed charges and preferred stock
and preferred stock       dividends included substantial non-cash charges for depreciation,
dividends.                amortization and non-cash interest expense on some of our debts and the non-cash expense of Hyperion's preferred stock dividends:

                                                                     Earnings          Non-Cash
                                                                    Deficiency          Charges
                                                                  ---------------  -----------------
                          .  fiscal year ended March 31, 1996        $ 78,189,000       $127,319,000
                          .  fiscal year ended March 31, 1997        $ 61,848,000       $165,426,000
                          .  fiscal year ended March 31, 1998        $113,941,000       $195,153,000
                          .  nine months ended December 31, 1998     $116,899,000       $186,022,000

If we could not              Historically, the cash we generate from our operating activities and
refinance our debt or     borrowings has been sufficient to meet our requirements for debt service,
obtain new loans, we      working capital, capital expenditures, and investments in and advances to
would likely have to      our affiliates, and we have depended on getting additional borrowings to
consider various          meet our liquidity requirements.  Although in the past we have been able
options such as the       both to refinance our debt and to obtain new debt, there can be no
sale of additional        guarantee that we will be able to continue to do so in the future or that
equity or some of our     the cost to us or the other terms which would affect us would be as
assets to meet the        favorable to us as our current loans and credit agreements.  We believe
principal and interest    that our business will continue to generate cash and that we will be able
payments we owe,          to obtain new loans to meet our cash needs.  However, the covenants in
negotiate with our        the indentures and credit agreements for our current debt limit our
lenders to restructure    ability to borrow more money.
existing loans or
explore other options
available under
applicable laws
including those under
reorganization or
bankruptcy laws. We
can not guarantee that
any options available
to us would enable us
to repay our debt in
full.

Competition                  The telecommunications services provided by Adelphia are subject to
-----------               strong competition and potential competition from various sources.  Our cable television systems compete with other means of distributing video
Our cable television      to home televisions such as Direct Broadcast Satellite systems, commonly
business is subject to    known as DBS systems, and Multichannel Multipoint Distribution systems.
strong competition        Some of the regional Bell telephone operating companies and other local
from several sources      telephone companies are in the process of entering the video-to-home
which could adversely     business and several have expressed their intention to enter the
affect revenue or         video-to-home business.  In addition, some regional Bell operating
revenue growth.           companies and local telephone companies have facilities which are capable of delivering cable television service.  The equipment which telephone companies use in providing local exchange service may give them competitive advantages over us in distributing video to home televisions.
                          The regional Bell operating companies and other potential competitors have much greater resources than Adelphia and would constitute formidable competition for our cable television business.  We cannot predict either the extent to which competition will continue to materialize or, if such competition materializes, the extent of its effect on our cable television business.

                             We also face competition from other communications and entertainment media, including conventional off-air television broadcasting services, newspapers, movie theaters, live sporting events and home video products.
                          We cannot predict the extent to which competition may affect us.

Hyperion's operations        In each of the markets served by Hyperion's networks, the competitive
are also subject to       local exchange carrier services offered by Hyperion compete principally
risk because Hyperion     with the services offered by the incumbent local telephone exchange
competes principally      carrier company serving that area.  Local telephone companies have
with established local    long-standing relationships with their customers, have the potential to
telephone carriers        subsidize competitive services from monopoly service revenues, and
that have                 benefit from favorable state and federal regulations.  The merger of Bell Atlantic long-standing

utility                   and NYNEX created a very large company whose combined territory
relationships with        covers a substantial portion of Hyperion's markets.  Other combinations
their customers and       are occurring in the industry, which may have a material adverse effect
pricing flexibility       on Hyperion and us.
for local telephone
services.
                             We think that local telephone companies will gain increased pricing flexibility from regulators as competition increases.  Hyperion's operating results and cash flow could be materially and adversely affected by actions by regulators, including permitting the incumbent local telephone companies in Hyperion's markets to do the following:
                          .  lower their rates substantially;
                          .  engage in aggressive volume and term discount pricing practices for their customers; or
                          .  charge excessive fees to Hyperion for interconnection to the incumbent local telephone company's networks.

If the regional Bell         The regional Bell operating companies can now obtain regulatory approval
telephone companies       to offer long distance services if they comply with the interconnection
could get regulatory      requirements of the federal Telecommunications Act of 1996.  To date, the
approval to offer long    FCC has denied the requests for approval filed by regional Bell operating
distance service in       companies in Hyperion's operating areas.  However, an approval of such a
competition with          request could result in decreased market share for the major long
Hyperion's significant    distance carriers which are among Hyperion's significant customers.  This
customers, some of        could have a material adverse effect on Hyperion.
Hyperion's major
customers could lose
market share.

The regional Bell            Regional Bell operating companies have also recently filed petitions with
telephone companies       the FCC requesting waivers of other obligations under the
continue to seek other    Telecommunications Act of 1996.  These involve services the Company also
regulatory approvals      provides such as high speed data, long distance, and services to Internet
that could                Service Providers.  If the FCC grants the regional Bell operating
significantly enhance     companies' petitions, this could have a material adverse effect on
their competitive         Hyperion.
position against
Hyperion.

Potential competitors        Potential competitors for Hyperion include other competitive local
to Hyperion's             exchange carriers, incumbent local telephone companies which are not
telecommunications        subject to regional Bell operating companies' restrictions on offering
services include the      long distance service, AT&T, MCIWorldCom, Sprint and other long distance
regional Bell             carriers, cable television companies, electric utilities, microwave
telephone companies,      carriers, wireless telecommunications providers and private networks
AT&T, MCIWorldCom and     built by large end users.  Both AT&T and MCIWorldCom have announced that
Sprint, electric          they have begun to offer local telephone services in some areas of the
utilities and other       country, and AT&T recently announced a new wireless technology for
companies that have       providing local telephone service.  AT&T and Tele-Communications, Inc.
advantages over           have merged.  Although Hyperion has good relationships with the long
Hyperion.                 distance carriers, they could build their own facilities, purchase other carriers or their facilities, or resell the services of other carriers rather than use Hyperion's services when entering the market for local exchange services.

                             Many of Hyperion's current and potential competitors, particularly incumbent local telephone companies, have financial, personnel and other resources substantially greater than those of Hyperion, as well as other competitive advantages over Hyperion.

We Are Subject To            The cable television industry and the provision of local telephone
Extensive Regulation      exchange services are subject to extensive regulation at the federal,
--------------------      state and local levels, and many aspects of such regulation are currently the subject of judicial proceedings and administrative or legislative
Our cable television      proposals.  In particular, the FCC adopted regulations that limit our
and telecommunications    ability to set and increase rates for our basic and cable programming
businesses are heavily    service packages and for the provision of cable television-related
regulated as to rates     equipment.  The law permits certified local franchising authorities to
we can charge and         order refunds of rates paid in the previous twelve-month period
other matters.  This      determined to be in excess of the permitted reasonable rates.  It is
regulation could limit    possible that rate reductions or refunds of previously collected fees may
our ability to            be required in the future.
increase rates, cause
us to decrease then          The cable television industry is subject to state and local regulations
current rates or          and we must comply with rules of the local franchising authorities to
require us to refund      retain and renew our cable franchises, among other matters.  There can be
previously collected      no assurances that the franchising authorities will not impose new and
fees.                     more restrictive requirements as a condition to franchise renewal.

The federal                  The federal Telecommunications Act of 1996 substantially changed federal,
Telecom-munications       state and local laws and regulations governing our cable television and
Act of 1996 may have a    telecommunications businesses.  This law could materially affect the
significant impact on     growth and operation of the cable television industry and the cable
our cable television      services we provide.  Although this legislation may lessen regulatory
and telephone             burdens, the cable television industry may be subject to new competition
businesses.               as a result.  There are numerous rulemakings that have been and continue to be undertaken by the FCC which will interpret and implement the provisions of this law.  Furthermore, portions of this law have been, and likely other portions will be, challenged in the courts.  We cannot predict the outcome of such rulemakings or lawsuits or the short- and long-term effect, financial or otherwise, of this law and FCC rulemakings on us.

                             Similarly, the Telecommunications Act of 1996 removes entry barriers for all companies and could increase substantially the number of competitors offering comparable services in Hyperion's markets or potential markets.
                          Furthermore, we cannot guarantee that rules adopted by the FCC or state regulators or other legislative or judicial initiatives relating to the telecommunications industry will not have a material adverse effect on
                          Hyperion.

Unequal Voting Rights        Adelphia has two classes of common stock -- Class A which carries one
Of Stockholders           vote per share and Class B which carries ten votes per share.  The shares
---------------------     being offered to you by this prospectus are Class A shares.  Under our
                          Certificate of Incorporation, the Class A shares elect only one of our eight directors.

Control Of Voting Power      As of March 1, 1999, the Rigas family beneficially owned shares
By The Rigas Family       representing about 48% of the total number of outstanding shares of both
-----------------------   classes of Adelphia's common stock and about 81% of the total voting power of Adelphia's shares.  The public holds a majority of the
The Rigas family can      outstanding Class A shares, although the Rigas family also owns about 36%
control stockholder       of those shares as of March 1, 1999.  The Rigas family owns about 99% of
decisions on very         Adelphia's Class B shares.  The Rigas family also owns shares of
important matters.        Adelphia's 8% Series C Cumulative Convertible preferred stock which, if converted, would increase its voting power and beneficial ownership.  As a result of the Rigas family's stock ownership and an agreement among the
                          Class B stockholders, members of the Rigas family have the power to elect seven of eight Adelphia directors, and if they converted their
                          Convertible preferred stock might be able to elect all eight directors.
                          In addition, the Rigas family could control stockholder decisions on other matters such as amendments to our Certificate of Incorporation and
                          Bylaws, and mergers or other fundamental corporate transactions.

There Are Potential          John J. Rigas and the other executive officers of Adelphia, including
Conflicts Of Interest     other members of the Rigas family, own other corporations and
Between Adelphia And      partnerships, which are managed by us for a fee.  Subject to the
The Rigas Family          restrictions contained in a business opportunity agreement regarding
---------------------     future acquisitions, Rigas family members and the executive officers are free to continue to own these interests and acquire additional interests in cable television systems.  These activities could present a conflict of interest with us, such as how much time our executive officers devote to our business.  In addition, there have been and will continue to be transactions between us and the executive officers or the other entities they own or have affiliations with.  Our public debt indentures contain covenants that place some restrictions on transactions between us and our affiliates.

Holding Company              The Adelphia Parent Company directly owns no significant assets other
Structure And             than stock, partnership interests, equity and other interests in our
Potential Impact Of       subsidiaries and in other companies.  This creates risks regarding our
Restrictive Covenants     ability to provide cash to the Adelphia Parent Company to repay the
In Subsidiary Debt        interest and principal which it owes, our ability to pay cash dividends
Agreements                to our common stockholders in the future, and the ability of our
---------------------     subsidiaries and other companies to respond to changing business and economic conditions and to get new loans.

The Adelphia Parent          The public indentures, and the credit agreements for bank and other
Company depends on its    financial institution loans, of our subsidiaries and other companies
subsidiaries and other    restrict their ability and the ability of the companies they own to make
companies in which it     payments to the Adelphia Parent Company.  These agreements also place
has investments, to       other restrictions on the borrower's ability to borrow new funds and
fund its cash needs.      include requirements for the borrowers to remain in compliance with the loans.  The ability of a subsidiary or a company in which we have invested to comply with debt restrictions may be affected by events that are beyond our control.  The breach of any of these covenants could result in a default which could result in all loans and other amounts owed to its lenders, to be due and payable.  Our subsidiaries and companies in which we have invested might not be able to repay in full the accelerated loans.

It Is Unlikely You Will      Adelphia has never declared or paid cash dividends on any of its common
Receive A Return On       stock and has no intention of doing so in the foreseeable future.  As a
Your Shares Through       result, it is unlikely that you will receive a return on your shares
The Payment Of Cash       through the payment of cash dividends.
Dividends
-----------------------

Future Sales Of              Sales of a substantial number of shares of Class A common stock or Class
Outstanding Common        B common stock, including sales by any pledgees of such shares, could
Stock Could Adversely     adversely affect the market price of our Class A common stock and could
Affect The Market         impair our ability in the future to raise capital through stock offerings.
Price Of Our Common
Stock                        Under various registration rights agreements or arrangements, as of
---------------------     January 26, 1999, the Rigas family has the right, subject to some limitations, to require Adelphia to register substantially all of the shares which it owns of the Class A common stock--15,029,119 shares,
                          Class B common stock--10,736,544 shares and the equivalent number of shares of Class A common stock into which they may be converted, and
                          Convertible preferred stock--80,000 shares and the 9,433,962 shares of
                          Class A common stock into which they may be converted.  Among others,
                          Adelphia has registered or agreed to register for public sale the following shares:
                          .  for the Rigas family -- up to 11,000,000 shares of Class A common stock, 80,000 shares of Convertible preferred stock and the Class A common stock issuable upon conversion of the Convertible preferred stock;
                          .  for Booth American Company -- 3,571,428 shares of Class A common stock owned as of March 24, 1998;
                          .  for the selling stockholders receiving shares in the Verto acquisition
                             -- 2,561,024 shares of Class A common stock;
                          .  in connection with the January 14, 1999 equity offerings 4,000,000 shares of Class A common stock purchased by a Rigas family partnership;
                          .  in connection with the pending FrontierVision acquisition described in
                             Recent Developments, Adelphia has agreed to register 7,000,000 shares of
                             Class A common stock which Adelphia will issue at closing.  Adelphia will also register 1,000,000 shares issued in connection with the
                             FrontierVision purchase agreement and the escrow arrangement under that agreement for the benefit of the owners of  FrontierVision in the event that transaction does not close; and
                          .  in connection with the pending Century acquisition described in Recent
                             Developments, Adelphia expects to register approximately 48,700,000 shares of Class A common stock.

                             Approximately 14,904,000 shares of Class A common stock and up to 80,000 shares of Convertible preferred stock, including the underlying Class A common stock, have been pledged in connection with margin loans made to members of the Rigas family.  These pledgees could freely sell any shares acquired upon a foreclosure.

Purchasers Of Our            Persons purchasing Class A common stock will incur immediate and
Common Stock Will         substantial net tangible book value dilution.
Incur Immediate
Dilution
-----------------

Adelphia's Acquisitions      Because Adelphia is experiencing a period of rapid expansion through
And Expansion Could       acquisition, the operating complexity of Adelphia, as well as the
Involve Operational       responsibilities of management personnel, have increased.  Adelphia's
Risks                     ability to manage such expansion effectively will require it to continue
-----------------------   to expand and improve its operational and financial systems and to expand, train and manage its employee base.

                             Both the Century and FrontierVision transactions involve the acquisition of companies that have previously operated independently.  Adelphia may not be able to integrate the operations of these companies without some level of difficulty, such as the loss of key personnel.  There is no guarantee that Adelphia will be able to realize the benefits expected from the integration of operations from these transactions.

The Century Acquisition      The Century merger requires approvals from Century's shareholders and
May Not Be Completed      Adelphia's stockholders. Although under the merger and related agreements
If The Required           the Class B shareholders of Century and the controlling stockholders of
Approval of Century's     Adelphia have agreed to vote in favor of the merger, the companies cannot
Class A Shareholders      predict the ultimate outcome of the required vote of the Class A
Is Not Obtained           shareholders of Century.  If that vote is not obtained, the companies
-----------------------   might not be able to complete the proposed transaction as currently structured or in a timely manner, if at all.

Year 2000 Issues             The year 2000 issue refers to the inability of computerized systems and
Present Risks To Our      technologies to recognize and process dates beyond December 31, 1999.
Business Operations In    This could present risks to the operation of our business in several
Several Ways              ways.  Our computerized business applications that could be adversely
----------------------    affected by the year 2000 issue include:
                          .  information processing and financial reporting systems,
                          .  customer billing systems,
                          .  customer service systems,
                          .  telecommunication transmission and reception systems, and
                          .  facility systems.

                             System failure or miscalculation could result in an inability to process transactions, send invoices, accept customer orders or provide customers with products and services.  Although we are evaluating the impact of the year 2000 issue on our business and are seeking to implement necessary solutions, this process has not been completed.

                             There can be no assurance that the systems of other companies on which our systems rely will be year 2000 ready or timely converted into systems compatible with our systems.  Our failure or a third-party's failure to become year 2000 ready, or our inability to become compatible with third parties with which we have a material relationship, may have a material adverse effect on us, including significant service interruption or outages; however, we cannot currently estimate the extent of any such adverse effects.

Forward-Looking              The statements contained or incorporated by reference in this prospectus
Statements In This        that are not historical facts are "forward-looking statements" and can be
Prospectus Are Subject    identified by the use of forward-looking terminology such as "believes,"
To Risks And              "expects," "may," "will," "should," "intends" or "anticipates" or the
Uncertainties             negative thereof or other variations thereon or comparable terminology,
----------------------    or by discussions of strategy that involve risks and uncertainties.

                             Certain information set forth or incorporated by reference in this prospectus, including "Management's Discussion and Analysis of Financial
                          Condition and Results of Operations" in Adelphia's 1998 Annual Report on
                          Form 10-K and in Adelphia's Form 10-Qs, is forward-looking, such as information relating to the effects of future regulation, future capital commitments and the effects of competition.  Such forward-looking information involves important risks and uncertainties that could significantly affect expected results in the future from those expressed in any forward-looking statements made by, or on behalf of, us.  These risks and uncertainties include, but are not limited to, uncertainties relating to economic conditions, acquisitions and divestitures, government and regulatory policies, the pricing and availability of equipment, materials, inventories and programming, technological developments, year 2000 issues and changes in the competitive environment in which we operate.  Persons reading this prospectus are cautioned that such statements are only predictions and that actual events or results may differ materially.  In evaluating such statements, readers should specifically consider the various factors which could cause actual events or results to differ materially from those indicated by such forward-looking statements.

                                     DILUTION

  The net tangible book value of Adelphia's common stock as of December 31, 1998 was a deficit of approximately $2,050,905,000 or negative $48.72 a share. Net tangible book value per share represents the amount of Adelphia's convertible preferred stock, common stock and other stockholders' equity (deficiency), less intangible assets, divided by shares of Adelphia's common stock outstanding. Purchasers of Class A common stock will have an immediate dilution of net tangible book value which, due to our having a net tangible book value deficit, will exceed the purchase price per share. For example, in the January 14, 1999 equity offerings, the purchase price of a single share initially sold to the public was $45.00 and the net tangible book value dilution per share was $78.53, based on net tangible book value as of December 31, 1998. Net tangible book value dilution per share represents the difference between the amount per share paid by purchasers of shares of Class A common stock in an offering by Adelphia and the pro forma net tangible book value per share of the common stock immediately after completion of such offering.

                               SELLING STOCKHOLDERS

  As the names and amounts of securities to be sold by selling stockholders become known, the following information about each selling stockholder will be included in a prospectus supplement: the name and position(s) over the last three years with Adelphia of each selling stockholder; the number of shares of Class A common stock owned by each selling stockholder; the number of shares of Class A common stock available to be acquired by each selling stockholder pursuant to the Plan and being registered for resale by the selling stockholders; and the number of shares of Class A common stock and the percentage, if 1% or more, of the total class of Class A common stock outstanding to be beneficially owned by each selling stockholder following this offering.


                                USE OF PROCEEDS

  All net proceeds from the sale of the shares will go to the stockholders who offer and sell them. We will not receive any proceeds from the sale of shares by the selling stockholders.


                              PLAN OF DISTRIBUTION

  Adelphia is registering the shares on behalf of the selling stockholders. References in this section to selling stockholders also includes any pledgees, donees or transferees identified in a supplement to this prospectus as described above. The selling stockholders may offer their shares at various times in one or more of the following transactions:

 . in transactions, which may involve crosses or block transactions, on any national securities exchange or quotation service on which the shares may be listed or quoted at the time of sale;

 .  in the over-the-counter market;

 . in private transactions other than in the over-the-counter market or on an exchange;

 .  in connection with short sales of shares;

 .  by pledge to secure debts and other obligations;

 . in connection with the writing of non-traded and exchange-traded call options, in hedge transactions and in settlement of other transactions in standardized or over-the-counter options; or

 .  in a combination of any of the above transactions.

  The selling stockholders may sell their shares at market prices at the time of sale, at prices related to market prices, at negotiated prices or at fixed prices.

  The selling stockholders may use broker-dealers to sell their shares. If this happens, broker-dealers will either receive discounts or commissions from the selling stockholders, or they will receive commissions from purchasers of shares for whom they acted as agents. The selling stockholders, any brokers, dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with these sales, and any profits realized or commissions received may be deemed underwriting compensation.

  The selling stockholders may also enter into hedging transactions with broker-dealers or other financial institutions. In connection with these transactions, broker-dealers or other financial institutions may engage in short sales of Adelphia's Class A common stock in the course of hedging the positions they assume with selling stockholders. The selling stockholders may also enter into options or other transactions with broker-dealers or other financial institutions which require the delivery, to that broker-dealer or other financial institution, the shares offered under this prospectus. The shares that broker-dealer or other financial institution receives in those types of transactions may be resold under this prospectus.

  Selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided they meet the criteria and conform to the requirements of that Rule.

  When a particular offering of shares is made, if required, we will distribute to you a prospectus supplement. This supplement will set forth the names of the selling stockholders, the aggregate amount of shares being offered, the number of such securities owned prior to and after the completion of any such offering, and, to the extent required, the terms of the offering, including the name or names of any underwriters, broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

  To comply with the securities law in some jurisdictions, the shares will be offered or sold in particular jurisdictions only through registered or licensed brokers or dealers. In addition, in some jurisdictions the shares may not be offered or sold unless they have been registered or qualified for sale in that jurisdictions or an exemption from registration or qualification is available and is complied with.

  To comply with rules and regulations under the Exchange Act, persons engaged in a distribution of the shares may be limited in their ability to engage in market activities with respect to such shares. In addition and without limiting the foregoing, each selling stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of any of the shares by the selling stockholders. All of these things may affect the marketability of the shares.

  All expenses of the registration of the shares will be paid by Adelphia, including, without limitation, Commission filing fees and expenses of compliance with state securities or "blue sky" laws; provided, however, that the selling stockholders will pay all underwriting discounts and selling commissions, if any. The selling stockholders and Adelphia may enter into agreements in the future regarding contribution and indemnification for civil liabilities, including liabilities under the Securities Act.

                      WHERE YOU CAN FIND MORE INFORMATION

  Adelphia files annual, quarterly and special reports, as well as proxy statements and other information with the SEC. You may read and copy any document Adelphia files with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549 or at its Regional Offices in Chicago, Illinois or New York, New York. You may obtain further information about the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Adelphia's SEC filings are also available to the public over the Internet at the SEC's web site at http://www.sec.gov, which contains reports, proxy statements and other information regarding registrants like Adelphia that file electronically with the SEC.

  This prospectus is part of a registration statement on Form S-8 filed by Adelphia with the SEC under the Securities Act. As permitted by SEC rules, this prospectus does not contain all of the information included in the registration statement and the accompanying exhibits filed with the SEC. You may refer to the registration statement and its exhibits for more information.

  The SEC allows Adelphia to "incorporate by reference" into this prospectus the information it files with the SEC. This means that Adelphia can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. If Adelphia subsequently files updating or superseding information in a document that is incorporated by reference into this prospectus, the subsequent information will also become part of this prospectus and will supersede the earlier information.

  Adelphia is incorporating by reference the following documents that it has filed with the SEC:

 . its Annual Report on Form 10-K for the year ended March 31, 1998, which incorporates, in Items 7 and 8 to such Form 10-K, portions of the Form 10-K for the fiscal year ended December 31, 1997 of Olympus Communications, L.P. and Olympus Capital Corporation, as amended by Adelphia's Form 10-K/A dated July 27, 1998;

 .  its Quarterly Reports on Form 10-Q for the quarters ended June 30, 1998,
   September 30, 1998 and December 31, 1998;

 .  its Current Reports on Form 8-K for the events dated June 29, 1998, July 2,
   1998, August 3, 1998, August 18, 1998, September 10, 1998, November 9, 1998,
   November 12, 1998, December 23, 1998, January 11, 1999, February 22, 1999,
   February 23, 1999, and March 5, 1999;

 . its definitive proxy statement dated September 11, 1998 with respect to the Annual Meeting of Stockholders held on October 6, 1998; and

 .  the description of its Class A common stock contained in:

   . Adelphia's registration statement filed with the SEC under Section 12 of the Exchange Act and subsequent amendments and reports filed to update such description; and

   .  Adelphia's registration statement on Form S-3 (File No. 333-74219).

Adelphia is also incorporating by reference into this prospectus:

   . all of its future filings with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until this offering has been completed; and

   . all of its filings made by it under the Exchange Act after the date the registration statement to which this prospectus is a part was initially filed and prior to the effective date of that registration statement.

  You may obtain a copy of any of our filings which are incorporated by reference, at no cost, by writing to or telephoning us at the following address:

                    Adelphia Communications Corporation
                    Main at Water Street
                    Coudersport, Pennsylvania  16915
                    Attention:  Investor Relations
                    Telephone:  (814) 274-9830

  You should rely only on the information provided in this prospectus or incorporated by reference. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date on the first page of the prospectus. Adelphia is not making this offer of securities in any state or country in which the offer or sale is not permitted.

                                INDEMNIFICATION

  Adelphia's Bylaws provide that Adelphia shall, to the full extent permitted by the Delaware General Corporation Law, indemnify certain persons whom it has the power to indemnify pursuant thereto, including officers and directors of Adelphia. The Bylaws also authorize Adelphia to maintain insurance to cover such liabilities.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and persons controlling Adelphia pursuant to the foregoing provisions, Adelphia has been informed that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                                    EXPERTS

  The consolidated financial statements of Adelphia and its subsidiaries as of March 31, 1997 and 1998, and for each of the three years in the period ended March 31, 1998, and the consolidated financial statements of Olympus and its subsidiaries as of December 31, 1996 and 1997, and for each of the three years in the period ended December 31, 1997, all incorporated in this prospectus by reference from Adelphia's Annual Report on Form 10-K for the year ended March 31, 1998, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

  This Registration Statement relates to the Adelphia Communications Corporation 1998 Long-Term Incentive Compensation Plan. Adelphia Communications Corporation ("Adelphia") is incorporated in the State of Delaware.

Item 3.   Incorporation of Documents by Reference

  The following documents filed with the SEC by Adelphia are incorporated herein by reference:

  (a) The latest annual report of Adelphia filed on Form 10-K for the fiscal year ended March 31, 1998;

  (b) All other reports, if any, filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by Adelphia's report referred to in (a) above; and

  (c) The description of Adelphia's Class A Common Stock, par value $.01 per share, as set forth in (i) Adelphia's registration statement filed with the SEC under Section 12 of the Exchange Act and amendments and reports filed to update such description and (ii) Adelphia's Registration Statement on Form S-3 and accompanying prospectus filed pursuant to Rule 424(b)(5) filed with the SEC on August 13, 1998 (File Number 333-58749).

  All documents subsequently filed by the Registrant with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement, which indicate that all securities offered have been sold or which deregister all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4.   Description of Securities

  Not applicable.

Item 5.  Interests of Named Experts and Counsel

  Not applicable.

Item 6.  Indemnification of Directors and Officers

  Section 145 of the Delaware General Corporation Law (the "DGCL") empowers a Delaware corporation to indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer or director of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such officer or director acted in good faith in a manner he or she reasonably believed to be in or not opposed to the corporation's best interests, and, for criminal proceedings, had no reasonable cause to believe his or her conduct was illegal. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation in the performance of his or her duty. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such officer or director actually and reasonably incurred. Adelphia's Bylaws provide for the indemnification of directors, officers and employees of Adelphia within the limitations of Section 145.

  In accordance with Section 102(b)(7) of the DGCL, Adelphia's Restated Certificate of Incorporation provides that directors shall not be personally liable for monetary damages for breaches of their fiduciary duty as directors, except for (i) breaches of their duty of loyalty to Adelphia or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or knowing violations of law, (iii) certain transactions under Section 174 of the DGCL (unlawful payment of dividends or unlawful stock purchases or redemptions), or (iv) transactions from which a director derives an improper personal benefit. The effect of the provision is to eliminate the personal liability of directors for monetary damages for actions involving a breach of their fiduciary duty of care, including any actions involving gross negligence.

Item 7.  Exemption From Registration Claimed

  Not applicable.

Item 8.  Exhibits

  The following is a list of exhibits filed as part of this Registration Statement, which are incorporated herein:

Exhibit No.    Reference
-------------  ---------
         4.01  Certificate of Incorporation of Adelphia           Incorporated herein by reference is Exhibit 3.01
               Communications Corporation                         to Registrant's Current Report on Form 8-K dated
                                                                  July 24, 1997.  (File No. 0-16014)

         4.02  Bylaws of Adelphia Communications Corporation      Incorporated herein by reference is Exhibit 3.02
                                                                  to Registrant's Annual Report on Form 10-K for the
                                                                  fiscal year ended March 31, 1994.  (File No. 0-16014)

         4.03  Adelphia Communications Corporation 1998           Incorporated herein by reference is Exhibit A to
               Long-Term Incentive Compensation Plan              Registrant's Proxy Statement for the Annual
                                                                  Meeting of Stockholders held on October 6, 1998.
                                                                  (File No. 0-16014)

         5.01  Opinion of Buchanan Ingersoll Professional         Filed herewith.
               Corporation

        23.01  Consent of Deloitte & Touche LLP                   Filed herewith.

        23.02  Consent of Buchanan Ingersoll Professional         Contained in opinion filed as Exhibit 5.01.
               Corporation

        24.01  Power of Attorney                                  Contained on signature page.

Item 9.  Undertakings

  (a) The undersigned Registrant hereby undertakes:

  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

     (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

     (ii) to reflect in the prospectus any facts or events, arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

     (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided however, that subclauses (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by the foregoing clause is contained in periodic reports filed by Adelphia pursuant to
Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement;

  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (b)  Filings Incorporating Subsequent Exchange Act Documents by Reference.

  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (c) Request for Acceleration of Effective Date.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Adelphia pursuant to the provisions described in Item 6 of this Registration Statement, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Coudersport, Commonwealth of Pennsylvania, on the 6th day of April, 1999.

                                 ADELPHIA COMMUNICATIONS CORPORATION

                                 By: /s/ Timothy J. Rigas
                                     --------------------
                                     Timothy J. Rigas
                                     Executive Vice President, Chief Accounting
                                     Officer, Chief Financial Officer and
                                     Treasurer

                               POWER OF ATTORNEY

  KNOW ALL MEN BY THE PRESENTS that each person whose signature appears below constitutes and appoints John J. Rigas, Michael J. Rigas, Timothy Rigas, James
P. Rigas and Daniel R. Milliard, and each of them, such person's true and lawful attorneys-in-fact and agents, with full power of substitution and revocation, for such person and in such person's name, place and stead, in any and all amendments (including post-effective amendments to this Registration Statement) and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

  Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

          SIGNATURE                                      TITLE                                DATE
/s/ John J. Rigas               Chairman, President and Chief Executive Officer           April 6, 1999
------------------------------
John J. Rigas

/s/ Michael J. Rigas            Executive Vice President and Director                     April 6, 1999
------------------------------
Michael J. Rigas

/s/ Timothy J. Rigas            Executive Vice President, Chief Accounting Officer,       April 6, 1999
------------------------------  Treasurer, Chief Financial Officer and Director
Timothy J. Rigas

/s/ James P. Rigas              Executive Vice President and Director                     April 6, 1999
------------------------------
James P. Rigas

/s/ Daniel R. Milliard          Senior Vice President, Secretary and Director             April 6, 1999
------------------------------
Daniel R. Milliard

                                Director                                                  April __, 1999
------------------------------
Dennis P. Coyle

                                Director                                                  April __, 1999
------------------------------
Pete J. Metros

                                Director                                                  April __, 1999
------------------------------
Perry S. Patterson

                                 EXHIBIT INDEX
                                 -------------

Exhibit No.                                                Description
         4.01  Certificate of Incorporation of Adelphia           Incorporated herein by reference is Exhibit 3.01
               Communications Corporation                         to the Registrant's Current Report on Form 8-K
                                                                  dated July 24, 1997.  (File No. 0-16014)

         4.02  Bylaws of Adelphia Communications Corporation      Incorporated herein by reference is Exhibit 3.02
                                                                  to Registrant's Annual Report on Form 10-K for
                                                                  the fiscal year ended March 31, 1994.  (File No. 0-16014)

         4.03  Adelphia Communications Corporation 1998           Incorporated herein by reference is Exhibit A to
               Long-Term Incentive Compensation Plan              Registrant's Proxy Statement for the Annual
                                                                  Meeting of Stockholders held on October 6, 1998.
                                                                  (File No. 0-16014)

         5.01  Opinion of Buchanan Ingersoll Professional         Filed herewith.
               Corporation

        23.01  Consent of Deloitte & Touche LLP                   Filed herewith.

        23.02  Consent of Buchanan Ingersoll Professional         Contained in opinion filed as Exhibit 5.01.
               Corporation

        24.01  Power of Attorney                                  Contained on signature page.